Exhibit 21.1


                       SWISHER INTERNATIONAL GROUP INC.

                             LIST OF SUBSIDIARIES



KING EDWARD TECHNOLOGY INC.
MARTIN BROTHERS  INTERNATIONAL, INC.
SWISHER INTERNATIONAL EXPORT, INC.
SWISHER INTERNATIONAL FINANCE COMPANY
SWISHER INTERNATIONAL, INC.
SWISHER INTERNATIONAL, LTD.
SWISHER INTERNATIONAL SALES & MARKETING INC.
SWISHER SANTIAGO ENTERPRISES INC.